EXHIBIT 99.1

                               PRESS RELEASE


For Immediate Release                   Contact: L.C. Caldwell, Jr., President
                                        (985) 386-3379

        HOMESTEAD BANCORP, INC. INTENDS TO DE-REGISTER ITS COMMON STOCK,
                   SELL TRUST PREFERRED SECURITIES AND
                       REPURCHASE ITS COMMON STOCK

July 22, 2003
Ponchatoula, Louisiana

     Homestead Bancorp, Inc. announced that its Board of Directors expects to de-register the Company's shares under provisions of the Securities Exchange Act of 1934. While the action will have no effect on the Company's operations or the insurance of the deposit accounts of its subsidiary Homestead Bank, Mr. Caldwell, President and CEO explained that the action would reduce the Company's expenses. Upon filing the necessary form with the SEC, the Company will no longer file reports under the Exchange Act with the Securities and Exchange Commission. Under that law, a company whose shares are publicly traded may terminate its registration where the number of holders of record of its shares is fewer than 300 persons. At present, Homestead Bancorp, Inc. has less than 300 shareholders of record.

     After the Company de-registers its common stock, any market for the Company's common stock will likely be even less liquid than it is currently. The Company will no longer file annual or quarterly reports or proxy materials with the SEC after it de-registers its common stock.

     The Company is announcing its intention to de-register its common stock in order to give those shareholders who may wish to sell in advance of such de-registration an opportunity to do so. The Company expects to de-register its common stock in early August prior to August 14, 2003, when its quarterly report for the quarter ended June 30, 2003 would be due.

     Mr. Caldwell stated: "Homestead Bancorp, Inc. will reduce its accounting and legal fees and reduce the administrative burdens on its management by de-registering its common stock. The Board of Directors believes that the benefits of remaining a public reporting company are outweighed by the related cost savings. While the liquidity for our common stock will likely be reduced, the cost savings associated with de-registering our stock are in the long-term best interests of our stockholders."

     In addition, Homestead Bancorp, Inc. announced that it intends to sell $3.0 million of trust preferred securities through a newly formed trust. The trust preferred offering is expected to be completed within the next month, although there can be no assurance that the offering will be successfully completed.


     Homestead Bancorp, Inc. intends to use the net proceeds of the offering for general corporate purposes, including repurchases of its common stock. Homestead Bancorp, Inc. announced that it intends to repurchase its outstanding common stock in open market purchases or privately negotiated transactions following completion of the trust preferred offering. The timing and manner of the stock repurchases, and the amount to be repurchased, will be determined at a subsequent date. The common stock is currently quoted on the Electronic Bulletin Board (OTC-BB) under the symbol "HSTD." Because of the limited trading volume in the common stock, Homestead Bancorp, Inc. may consider from time to time other means of repurchasing the common stock.

     Homestead Bancorp, Inc., a Louisiana corporation, is the parent holding company for Homestead Bank, a federally chartered stock savings bank headquartered in Ponchatoula, Louisiana. At June 30, 2003, Homestead Bancorp had total consolidated assets of $130 million, total consolidated liabilities of $116 million, and total consolidated shareholders' equity of $14 million.